Exhibit 99.2

News Release
Contact:
Colin Severn
Investor Relations
(949) 833-3600

William Lyon Homes Announces

Proposed Offering of Senior Notes

NEWPORT BEACH, October 25, 2012 – William Lyon Homes, Inc. (the “Company”) announced today that it intends to offer, subject to market and other conditions, approximately $300 million aggregate principal amount of senior notes due 2020 (the “Notes”) in a private placement.

The Company intends to use the net proceeds from the Notes offering, along with cash on hand, to (i) refinance its $235 million senior secured term loan due 2015, (ii) purchase or otherwise redeem or retire all of the outstanding 12% Senior Subordinated Secured Notes due 2017 (iii) refinance approximately $11 million in principal amount of project related debt and (iv) pay all accrued and unpaid interest on the refinanced debt and pay all fees and expenses incurred in connection with the refinancing transactions.

The Notes will be offered and sold to qualified institutional buyers in accordance with Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and to persons outside the United States in accordance with Regulation S under the Securities Act and applicable exemptions from registration, prospectus or like requirements under the laws and regulations of the relevant jurisdictions outside the United States. The Notes will not be registered under the Securities Act and, unless so registered, may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. The Notes referred to above will also not be registered in any jurisdiction outside of the United States and no action or steps will be taken to permit the offer of the Notes in any such jurisdiction where any registration or other action or steps would be required to permit an offer of the Notes. The Notes may therefore not be offered or sold in any such jurisdiction except pursuant to an exemption from, or in a transaction not subject to, the relevant requirements of laws and regulations of such jurisdictions.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the Notes or any other securities of the Company, nor shall there be any offer, solicitation or sale of the Notes in any state or jurisdiction in which such offer, solicitation or sale would be unlawful.

ABOUT WILLIAM LYON HOMES

William Lyon Homes and subsidiaries are primarily engaged in the design, construction and sale of single family detached and attached homes in California, Arizona and Nevada. Since the founding of the Company’s predecessor in 1956, the Company has sold over 74,000 homes. For more information, visit the William Lyon Homes’ website at www.lyonhomes.com.

FORWARD-LOOKING STATEMENTS

Statements contained in this news release that state the Company’s or management’s intentions, expectations or predictions of the future are forward-looking statements. Specifically, the Company cannot assure you that the proposed transactions described above will be consummated on the terms currently contemplated, if at all. Actual results could differ materially from those projected in such forward-looking statements. Additional information concerning factors that could cause actual results to differ materially is contained from time to time in the Company’s filings with the Securities and Exchange Commission (the “SEC”), including but not limited to the Company’s Registration Statement on Form S-1 filed with the SEC on August 10, 2012 and Quarterly Report on Form 10-Q for the quarter ended September 30, 2012. The Company disclaims any intention or obligation to revise any forward-looking statements, including financial estimates, whether as a result of new information, future events or otherwise.

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